Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 28, 2009, on the consolidated financial statements of Motorsports Authentics, LLC for the years ended November 30, 2008 and 2007, and for each of the three years in the period ended November 30, 2008, which are included in the Annual Report of Speedway Motorsports, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Speedway Motorsports, Inc. on Forms S-8 (File No. 333-69616, effective October 9, 2001; File No. 333-49027, effective April 24, 2008; File No. 333-69618, effective October 9, 2001; File No. 333-89496, effective April 24, 2008; File No. 333-114965, effective April 24, 2008; File No. 333-114969, effective April 24, 2008; File No. 333-150418, effective April 24, 2008).

/s/ Grant Thornton LLP
Charlotte, North Carolina
March 13, 2009